Exhibit 21.1

SUBSIDIARIES OF PAYMENTUS HOLDINGS, INC.

Name	Jurisdiction of Incorporation or Organization
Paymentus Group, Inc.	Delaware
Paymentus Acquisition Corp. (1).	Delaware
Paymentus (Canada) Corporation (2)	Nova Scotia, Canada
Paymentus Corporation (1)	Delaware
Tele-Works, Inc. (1)	Virginia
Paxcom India Private Limited (1)	India
Payveris, LLC (1)	Delaware
Payveris Cooperative LLC (3)	Delaware
Finovera, Inc. (1)	Delaware
Fiport Software India Pvt Ltd (4)	India

(1)
Wholly owned by Paymentus Group, Inc.
(2)
Wholly owned by Paymentus Acquisition Corp.
(3)
Wholly owned by Payveris, LLC
(4)
Wholly owned by Finovera, Inc.